                                                                      Exhibit 12

                                   EXHIBIT 12

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

Willcox & Gibbs, Inc.

                                     Company's Predecessor                                      Company
                          ------------------------------------------   ----------------------------------------------------------
                          Year Ended December 31,   January 1, 1994    July 13, 1994 to        Year Ended          Year Ended
                           1992            1993     to July 12, 1994   December 31, 1994    December 31, 1995   December 31, 1996
                          ------          ------    ----------------   -----------------    -----------------   -----------------
                               (unaudited)
                                                                     (Dollars in thousands)
Pre-tax income from
  operations.............. 5,475           4,579            789              (642)               1,952                 2,450
Plus: Fixed charges....... 2,221           2,544          1,517             2,117                4,658                 5,343
                           -----           -----          -----             -----                -----                 -----
     Total................ 7,696           7,123          2,306             1,475                6,610                 7,793

Fixed Charges:
Interest Expense.......... 1,993           2,307          1,309             1,946                4,249                 4,824
1/3 rent expense..........   228             237            127               171                  409                   519
                           -----           -----          -----             -----                -----                 -----
     Total................ 2,221           2,544          1,517             2,117                4,658                 5,343
                           =====           =====          =====             =====                =====                 =====
Ratio of earnings to
  fixed charges...........  3.47x           2.80x          1.52x             0.70x                1.42x                 1.46x

Macpherson Meistergram, Inc.

                                               Year Ended December 31,
                                          -------------------------------
                                          1994          1995         1996
                                          ----          ----         ----
                                                (Dollars in thousands)
Pre-tax income from operations.........   2,046        3,325         1,294
Plus: Fixed charges....................     592          397           950
                                          -----        -----         -----
    Total..............................   2,638        3,722         2,244
                                          =====        =====         =====
Fixed charges:
Interest expense.......................     390          218           781
1/3 rent expense.......................     202          179           169
                                          -----        -----         -----
    Total..............................     592          397           950
                                          =====        =====         =====
Ratio of earnings to fixed charges.....    4.46x        9.37x         2.36x